Exhibit (a)(1)(A)

IRIDEX CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to the IRIDEX Corporation 2008 Equity Incentive Plan, the IRIDEX Corporation 1998 Stock Plan, and outstanding and unexercised stock options granted by IRIDEX Corporation on February 28, 2007, in connection with IRIDEX Corporation’s acquisition of the assets of the aesthetics business of Laserscope.

JULY 30, 2009

IRIDEX CORPORATION

Offer to Exchange Certain

Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Daylight Time, on August 27, 2009, unless we extend the expiration.

By this offer, IRIDEX Corporation is giving eligible employees of IRIDEX Corporation the opportunity to exchange certain of their outstanding options granted on or after January 1, 2002, but before January 1, 2009, under the IRIDEX Corporation 2008 Equity Incentive Plan and the IRIDEX Corporation 1998 Stock Plan (together, the “Plans”) with an exercise price per share equal to or greater than $3.00, as well as certain outstanding stock options granted outside of any equity plans maintained by IRIDEX Corporation that were granted on February 28, 2007, in connection with IRIDEX’s acquisition of the assets of the aesthetics business of Laserscope, whether vested or unvested, that remain outstanding as of the expiration of this offer, for new options to purchase shares of our common stock (“new options”).

If you participate in this offer, the number of new options you receive will depend on the number and exercise price of the eligible options that you elect to exchange. New options will be granted with an exercise price equal to the closing sale price of our common stock on the same day we cancel the eligible options that are exchanged pursuant to this Offer to Exchange (but after the expiration of the offer), which we expect to be August 27, 2009. If the expiration date of the offer is extended, then the grant date of the new options similarly will be extended. The new options will be granted under the IRIDEX Corporation 2008 Equity Incentive Plan.

None of the new options will be vested on the date of grant. Each new option will be subject to a vesting schedule based on the grant date of the eligible option that was cancelled in exchange for such new option. Depending on the grant date of such eligible option, the vesting period of the new option issued in exchange for such eligible option is scheduled to occur over a certain period, between 6 months and 42 months, following the grant date of the new option, subject to your continued service to IRIDEX or its subsidiaries through each relevant vesting date. Your participation in this offer and the receipt of new options does not provide any guarantee or promise of continued service with IRIDEX or its subsidiaries.

Our common stock is traded on the NASDAQ Global Market under the symbol “IRIX.” On July 24, 2009, the closing price of our common stock was $2.18 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a completed Election Form via hand delivery, fax or email on or before 5:00 p.m., Pacific Daylight Time, on August 27, 2009, to:

Susan Bruce

IRIDEX Corporation

1212 Terra Bella Avenue

Mountain View, CA 94043

Email: sbruce@iridex.com

Fax: (650) 940-4710

The delivery of all documents is at your own risk. Only responses that are complete, signed and actually received by IRIDEX by the deadline will be accepted. IRIDEX intends to confirm the receipt of your Election Form by email within two (2) U.S. business days if you submitted your Election form by fax or email. IRIDEX will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form. As noted above, responses must be submitted by hand delivery, fax or email. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other offer documents to Susan Bruce by phone at (650) 962-8848 extension 3052 or email at sbruce@iridex.com.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”), the accompanying email from Theodore A. Boutacoff, our President and Chief Executive Officer, dated July 30, 2009, and the Election Form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Terms Used in This Offer

•	“1998 Plan” refers to the IRIDEX Corporation 1998 Stock Plan.

•	“2008 Plan” refers to the IRIDEX Corporation 2008 Equity Incentive Plan.

•	“business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

•

“cancellation date” refers to the date when exchanged options will be cancelled and which will occur after the offer expires. The cancellation date will be the same U.S. calendar date as the expiration date, which is expected to be August 27, 2009. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•

“eligible employees” refers to all U.S. employees of IRIDEX at the commencement of this offer and who remain employees of IRIDEX through the expiration of the offer and the new option grant date. Our executive officers and the members of our board of directors are not eligible employees and therefore may not participate in this offer.

•

“eligible options” refers to (i) the outstanding and unexercised stock options to purchase our common stock that were granted on or after January 1, 2002, but before January 1, 2009, under one of the Plans, with an exercise price per share equal to or greater than $3.00, that remain outstanding as of the expiration of this offer, and (ii) all Stand-alone options.

•	“exchanged options” refers to all eligible options that are cancelled and exchanged for new options pursuant to this offer.

•

“executive officers” refers to those officers of IRIDEX listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

“expiration date” refers to the date that this offer expires. We expect that the expiration date will be August 27, 2009, at 5:00 p.m., Pacific Daylight Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“IRIDEX,” the “Company,” “we,” “our,” or “us” refers to IRIDEX Corporation.

•

“new option grant date” refers to the date when new options will be granted pursuant to the offer and which will occur after the offer expires. We expect that the new option grant date will be the same U.S. calendar date as the expiration date and cancellation date, which are expected to be August 27, 2009. The exercise price per share of all new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Market on the new option grant date. We cannot predict the exercise price of the new options. If the expiration date is extended, then the new option grant date similarly will be extended.

•

“new options” refers to the options issued pursuant to this offer that replace your exchanged options. The new options will be granted on the new option grant date under and subject to the terms of the 2008 Plan and a new option agreement between you and IRIDEX.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period commenced on July 30, 2009, and we expect this period to end at 5:00 p.m., Pacific Daylight Time, on August 27, 2009.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

•	“Plans” refers to the 2008 Plan and 1998 Plan. Each is referred to as a “Plan.”

•

“Stand-alone options” refers to the unexercised stock options to purchase our common stock that were granted on February 28, 2007, in connection with IRIDEX’s acquisition of the assets of the aesthetics business of Laserscope, at an exercise price of $10.06 per share, that remain outstanding as of the expiration of this offer.

Q1.	Why is IRIDEX making this offer?

A1.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and other service providers.

Like many other companies in the medical device industry, our stock price has experienced significant volatility and decline over the past year due in large part to the continued weak economy and overall weakness in the capital markets. During this time we have taken a number of actions which have resulted in the Company generating positive cash flows, returned the Company to a sound financial footing and made significant strides towards returning to profitability, but our efforts have not had a significant impact on our stock price to date. Further, despite our efforts, as of July 24, 2009, 96% of our employees hold stock options that have exercise prices that are higher than the current market price of our stock. These options are commonly referred to as being “underwater.” As a result, our equity incentive program does not provide the retention or incentive value it is intended to provide. The weighted average exercise price of options held by our non-executive employees was $5.79 as compared to a $2.18 closing price on July 24, 2009, for our common stock. At the same time, the market for key employees remains extremely competitive, notwithstanding the current economy. By making this offer, we intend to provide eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value.

(See Section 3)

Q2.	Who may participate in this offer?

A2.	You may participate in this offer with respect to your eligible options if you are an eligible employee. You are an “eligible employee” if you are a U.S. employee of IRIDEX at the commencement of this offer and you remain an employee of IRIDEX through the expiration of the offer and the new option grant date. Our executive officers and the members of our board of directors are not eligible employees and therefore may not participate in this offer. (See Section 1)

We have excluded non-U.S. employees from this offer because: (i) we only have a handful of employees that otherwise would be eligible to participate in the offer; (ii) the costs associated with compliance in the various jurisdictions where our non-U.S. employees reside would make the program uneconomic, imperiling our ability to execute the offer; and (iii) we have determined that applicable tax and regulatory concerns make exchanging otherwise eligible options for new option awards less attractive in our non-U.S. jurisdictions. We have determined that including option holders who reside in these jurisdictions in the offer would result in the offer not having the desired compensatory effect.

(See Section 1)

Q3.	Which options are eligible for exchange?

A3.	All outstanding and unexercised options to purchase our common stock, granted on or after January 1, 2002, but before January 1, 2009, under the Plans, with an exercise price per share equal to or greater than $3.00, whether vested or unvested, that remain outstanding as of the expiration of this offer, and all Stand-alone options, are eligible for exchange pursuant to the offer. Stand-alone options are outstanding and unexercised stock options to purchase our common stock that were granted on February 28, 2007, in connection with IRIDEX’s acquisition of the assets of the aesthetics business of Laserscope, at an exercise price of $10.06 per share, whether vested or unvested, that remain outstanding as of the expiration of this offer.

To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, and the number of shares subject to your eligible options that are vested and exercisable as of July 30, 2009, and the number of shares subject to your eligible options that are unvested as of July 30, 2009. (See Section 2)

If you hold an option that expires after the commencement of this offer but before the expiration of this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.

Q4.	How many new options will I receive for the options that I exchange?

A4.	This offer is not a one-for-one exchange of your eligible options for new options. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of new options determined on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. The number of new options that you receive will depend on the per share exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of new options you will receive in exchange for your exchanged options)
$3.00 to $5.99	1.5 to 1
$6.00 to 8.99	2 to 1
$9.00 to $11.00	4 to 1

Each grant of eligible options surrendered pursuant to the offer will be exchanged for new options for a lesser number of shares equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares rounded down to the nearest whole share.

Example 1

For example, if you are an eligible employee and you exchange an eligible option to purchase 3,000 shares with an exercise price of $5.00 per share using an exchange ratio of 1.5 to 1 on August 27, 2009 (the expected expiration date of the offer), and the closing sales price of our common stock on that date is $2.00, you would receive a new option to purchase 2,000 shares with a purchase price of $2.00. This is equal to 3,000 shares divided by 1.5 (the exchange ratio for an eligible option, in this example, with an exercise price of $5.00 per share).

Example 2

As another example, if you are an eligible employee and you exchange an eligible option to purchase 600 shares with an exercise price of $10.00 per share using an exchange ratio of 4 to 1 on August 27, 2009 (the expected expiration date of the offer), and the closing sales price of our common stock on that date is $2.00, you would receive a new option to purchase 150 shares with a per share exercise price of $2.00. This is equal to 600 shares divided by 4 (the exchange ratio for an eligible option, in this example, with an exercise price of $10.00 per share).

(See Section 2)

Q5.	Are there circumstances under which I would not be granted new options?

A5.	Yes. If, for any reason, you are no longer a U.S. employee of IRIDEX as of the new option grant date, you will not receive any new options. In addition, if you are an executive officer or member of our board of directors, you may not participate in the offer. Instead, you will keep your current options and they will expire in accordance with their terms. If you are a U.S. employee of IRIDEX, your employment with us will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and us). (See Section 1)

In addition, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q6.	How do I participate in this offer?

A6.	If you are an eligible employee, on the commencement of the offer you will receive an email from Theodore A. Boutacoff, our President and Chief Executive Officer, dated July 30, 2009, announcing this offer. If you wish to participate in this offer, you must do the following on or before 5:00 p.m., Pacific Daylight Time, on August 27, 2009:

1.	Properly complete, sign and date the attached Election Form.

2.	Deliver the completed, signed and dated Election Form to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, via fax at (650) 940-4710, or via email at sbruce@iridex.com with the completed, signed and dated Election Form attached to your email.

You should note that if you elect to exchange any eligible option in this offer, you must elect to exchange all shares subject to that grant of eligible options. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such grants of eligible options without having to exchange all of your eligible option grants. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, the number of shares subject to your eligible options that are vested and exercisable as of July 30, 2009, and the number of shares subject to your eligible options that are unvested as of July 30, 2009.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Daylight Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including Election Forms, is at your risk. Only responses that are complete, signed and actually received via hand delivery, fax or email to Susan Bruce by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by email within two (2) U.S. business days of the receipt of your Election Form if you submitted your Election form by fax or email. IRIDEX will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form. If you need to confirm receipt, you may contact Susan Bruce by phone at (650) 962-8848 extension 3052 or email at sbruce@iridex.com.

(See Section 4)

Q7.	Am I required to participate in this offer?

A7.	No. Participation in this offer is completely voluntary. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a schedule listing all of your eligible options.

(See Section 2)

Q8.	Will the terms and conditions of my new options be the same as my exchanged options?

A8.	No. The terms and conditions of your new options may vary from the terms and conditions of your exchanged options. Your new options will have a different per share exercise price, a new vesting schedule based on the grant date of the applicable exchanged option, and a maximum term to expiration based on the grant date of the applicable exchanged option. In addition, the new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes. (See Section 9)

Your new options will be granted under and subject to the terms and conditions of the 2008 Plan and a new option agreement between you and IRIDEX. The current form of option agreement for grants made under the 2008 Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

Q9.	What will be the exercise price of my new options?

A9.	The exercise price per share of all new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Market on the new option grant date, which is expected to be August 27, 2009.

We cannot predict the exercise price of the new options.

(See Section 9)

Q10.	When will my new options vest?

A10.	The new options will have a vesting schedule based on the grant date of the surrendered options. Subject to your continued service with IRIDEX or its subsidiaries through each relevant vesting date, new options will be scheduled to vest as follows:

•

New options issued in exchange for eligible options that were granted in 2008 will be scheduled to vest as to 1/7th of the shares subject to such new option on the date 6 months following the new option grant date and as to 1/42nd of the shares subject to such new option monthly for the remaining 36 months thereafter.

•

New options issued in exchange for eligible options that were granted in 2007 will be scheduled to vest as to 1/5th of the shares subject to such option on the date 6 months following the new option grant date and as to 1/30th of the shares subject to such new option monthly for the remaining 24 months thereafter.

•

New options issued in exchange for eligible options that were granted in 2006 will be scheduled to vest as to 1/3rd of the shares subject to such option on the date 6 months following the new option grant date and as to 1/18th of the shares subject to such new option monthly for the remaining 12 months thereafter.

•

New options issued in exchange for eligible options that were granted in 2002, 2003, 2004 and 2005 will be scheduled to vest as to all the shares subject to such option on the date 6 months following the new option grant date.

•	Options granted prior to 2002 are not eligible for exchange.

We expect the new option grant date will be August 27, 2009. None of the new options will be vested on the new option grant date. Upon vesting, new options will remain exercisable in accordance with the terms and conditions of the 2008 Plan and the new option agreement under which the new options are granted.

New options that do not vest will be forfeited to IRIDEX at no cost to us. Any vested shares subject to new options at the time the option holder ceases service to us will remain exercisable only in accordance with the terms of the 2008 Plan and new option agreement, under which the new option is granted and will terminate thereafter. Generally, such post termination exercisability period will be 3 months (or 12 months if the termination of employment is due to death or disability).

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares subject to the new option will vest on each vesting date). As a result, subject to your continued service with IRIDEX or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each new option vesting date will be rounded down to the nearest whole number of shares that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

Example 1

For example, assume that an eligible option to purchase 1,200 shares of our common stock with an exercise price of $8.00 per share and a grant date of March 1, 2007, is exchanged pursuant to the offer on August 27, 2009, for a new option to purchase 600 shares (1,200 divided by 2). The new option will be scheduled to vest as follows, subject to your continued service to IRIDEX or its subsidiaries through each relevant date:

Vesting Schedule of New Options
120 shares will be scheduled to vest on February 27, 2010.
20 shares will be scheduled vest on the 27th of each month for the remaining 24 months thereafter.

None of the new options will be vested on the date of grant. New options issued in exchange for eligible options granted in 2007 will be scheduled to vest as to 1/5th of the shares subject to such option on the date 6 months following the new option grant date and as to 1/30th monthly for the remaining 24 months thereafter. In this example, the 600 shares subject to the new option will be scheduled to vest in full as of February 27, 2012, subject to your continued service to IRIDEX or its subsidiaries through each vesting date.

Example 2

As another example, assume that an eligible option to purchase 2,000 shares of our common stock with an exercise price of $4.50 per share and a grant date of June 15, 2002, is exchanged pursuant to the offer on August 27, 2009, for a new option to purchase 1,333 shares (2,000 divided by 1.5, rounded down to the nearest whole share). The new option will be scheduled vest as to all 1,333 shares subject to the new option on February 27, 2010.

None of the new options will be vested on the date of grant. New options issued in exchange for eligible options that were granted in 2002 will be scheduled to vest as to all the shares subject to such option on the date 6 months following the new option grant date.

(See Section 9)

Q11.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A11.	The new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors.

(See Section 9, Section 14, and the section titled “Tax-Related Risks” under “Risks of Participating in the Offer”)

Q12.	When will my new options expire?

A12.	New options will be granted on the new option grant date, which currently is expected to be August 27, 2009. New options will have a maximum term to expiration based on the grant date of the eligible options in exchange for which the new options were granted, as follows:

•	New options issued in exchange for eligible options that were granted in 2004 through 2008 will have a maximum term to expiration of 5 years from the new option grant date;

•	New options issued in exchange for eligible options that were granted in 2003 will have a maximum term to expiration of 4 years from the new option grant date; and

•	New options issued in exchange for eligible options that were granted in 2002 will have a maximum term to expiration of 3 years from the new option grant date.

However, no new options will have a maximum term to expiration that is later than the maximum term to expiration of the eligible option in exchange for which such new option is granted. The new options may expire earlier upon the occurrence of certain events as set forth in the relevant new option agreement, including for example, your termination of employment or other service with IRIDEX or its subsidiaries.

(See Section 9)

Q13.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

(See Section 2)

Q14.	Do I have to exchange all of my eligible options?

A14.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular eligible option grant. However, you may elect to exchange the entire remaining portion of any eligible option grant that you have partially exercised. The result is that you may elect to exchange one or more of your eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example, if you hold (1) an eligible option to purchase 1,000 shares, 700 shares of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

•	Your first eligible option grant covering the entire remaining 300 shares,

•	Your second eligible option grant covering 1,000 shares,

•	Your third eligible option grant covering 2,000 shares,

•	Two of your three eligible option grants for the amount of shares as described above,

•	All three of your eligible option grants for the amount of shares as described above, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 100 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

(See Section 2)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled on the same U.S. calendar day as the expiration date (but following the expiration of the offer). We refer to this date as the cancellation date. We expect that the cancellation date will be August 27, 2009, unless the offer period is extended.

(See Section 6)

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.	No. Once your exchanged options have been accepted by us and cancelled pursuant to the offer, there is nothing that you must do to receive your new options. We expect that the new option grant date will be August 27, 2009 (following the expiration of the offer). In order to vest in the shares covered by the new option grant, you will need to remain an employee or other service provider of IRIDEX or its subsidiaries through the applicable vesting dates, as described in Question and Answer 10 above.

(See Section 1)

Q17.	When will I receive the new options?

A17.	We will grant the new options on the new option grant date. We expect the new option grant date will be August 27, 2009 (following the expiration of the offer). If the expiration date is delayed, the new option grant date similarly will be delayed. You will receive your new option agreement after the expiration of the offer.

(See Section 6)

Q18.	Can I exchange shares of IRIDEX common stock that I acquired upon exercise of IRIDEX options?

A18.	No. This offer relates only to outstanding IRIDEX options. You may not exchange shares of IRIDEX common stock in this offer.

(See Section 2)

Q19.	Will I be required to give up all of my rights under the cancelled options?

A19.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 27, 2009.

(See Section 6)

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If we do not receive a properly completed and delivered Election Form from you by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the agreement related to such option.

(See Section 6)

Q21.	How does IRIDEX determine whether an option has been properly tendered?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding on all parties. We reserve the right to reject any Election Form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form, and we will not incur any liability for failure to give any notice.

(See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options or when you sell your shares.

(See Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q23.	Will I receive an option agreement?

A23.	Yes. All new options will be subject to a new option agreement between you and IRIDEX and the terms and conditions of the 2008 Plan. (See Section 9) The form of new option agreement for grants to be made under the 2008 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

Q24.	What if IRIDEX is acquired by another company?

A24.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any eligible option which you tendered for exchange and your eligible options will be treated in accordance with the relevant equity plan and/or award agreement. Further, if IRIDEX is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new options in exchange for them. If IRIDEX is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

In addition, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered eligible options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered eligible options pursuant to the offer.

If we are acquired after your eligible options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2008 Plan and your new option agreement.

(See Section 9)

Q25.	What are the accounting consequences of the offer?

A25.	The offer with respect to all eligible options is considered a modification of options exchanged in the offer for financial reporting purposes. As a result, IRIDEX will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period.

(See Section 12)

Q26.	Are there any conditions to this offer?

A26.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may waive the conditions and do so at our discretion. Any such waiver will be made with respect to all eligible employees and in a uniform and nondiscriminatory manner.

(See Section 7)

Q27.	If you extend or change the offer, how will you notify me?

A27.	If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day following either the previously scheduled expiration date or the day we change the offer, as applicable.

(See Section 15)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes, but only if you withdraw from this offer before it expires. You may change your mind after you have submitted an Election Form and withdraw some or all of your eligible options from the offer at any time before the expiration date (expected to be August 27, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. The exception to this rule is if we have not accepted your properly tendered awards by 9:00 p.m., Pacific Daylight Time, on September 24, 2009, you may withdraw your options at any time thereafter up to such time as IRIDEX does accept your properly tendered awards.

(See Section 5)

Q29.	Can I change my mind about which eligible awards I want to exchange?

A29.	Yes. You may change your mind after you have submitted an Election Form and change the awards you elect to exchange at any time before the expiration date by submitting a new Election Form as described under Questions and Answers 6 and 28. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. Please be sure that any completed and new Election Form you submit includes all of the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted Election Form.

(See Sections 4 and 5)

Q30.	How do I change my election and add or withdraw some or all of my eligible options?

A30.	To change an election you previously made with respect to some or all of your eligible options, you must do the following before the expiration date:

1.	Properly complete, sign and date the attached Election Form. Since the new Election Form will replace any previously submitted Election Forms, make sure that the new Election Form includes all of the eligible options grants with respect to which you want to accept this offer. Alternatively, if you wish to withdraw all of your eligible option grants from participation in the offer, select the appropriate box indicating your withdrawal with respect to all of your eligible option grants.

2.	Deliver the completed, signed and dated Election Form to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, via fax at (650) 940-4710 or via email to Susan Bruce at sbruce@iridex.com with the completed, signed and dated Election Form attached to your email.

The delivery of all Election Forms is at your risk. IRIDEX intends to confirm the receipt of your Election Form by email within two (2) U.S. business days if you submitted your Election form by fax or email. IRIDEX will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt, you may contact Susan Bruce at (650) 962-8848 extension 3052 or by email at sbruce@iridex.com.

Only Election Forms that are complete, signed, dated and actually received by Susan Bruce by the deadline will be accepted. Election Forms may be submitted only via hand delivery, fax or email to Susan Bruce. Election Forms submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

(Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election Form accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 6.

(See Section 4)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 14 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

(See Section 3)

Q33.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A33.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else.

(See Section 1)

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34.	For additional information or assistance or to obtain additional copies of the offer documents, you should contact Susan Bruce at (650) 962-8848 extension 3052 or by email at sbruce@iridex.com.

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended January 3, 2009, and our quarterly report on Form 10-Q for the quarter ended April 4, 2009, each as filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Further, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements, which are incorporated by reference, and the summary of such financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

The exchange ratio of this offer is not one-for-one. Therefore, it is possible that, at some point in the future, your old options would have been economically more valuable than the new options granted pursuant to this offer. For example, if you exchange an option for 1,500 shares with an exercise price of $3.30, you would receive 1,000 new options. Assume, for illustrative purposes only that the exercise price of your new options is $2.00 per share and three years after the new option grant date the price of our common stock has increased to $7.00 per share. Under this example, if you had kept your exchanged options and sold them at $7.00 per share, you would have realized a pre-tax gain of $5,550, but if you exchanged your options and sold the shares subject to the new options, you would realize only a pre-tax gain of $5,000.

Your new options will not be vested on the new option grant date.

The new options will be subject to a vesting schedule. This is true even if your exchanged options are 100% vested. If you do not remain an employee or other service provider with IRIDEX or its subsidiaries through the date your new options vest, you will not receive the shares subject to those new options. Instead, to the extent unvested, your new options generally will expire immediately upon your termination. As a result, you may not receive any value from your new options.

Tax-Related Risks

Your new options will be nonstatutory stock options for U.S. tax purposes, even if your eligible options are incentive stock options.

The new options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled “Material U.S. federal income tax consequences.”

The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more calendar days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange, for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for thirty (30) or more calendar days, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until more than two (2) years from the date this offer commenced on July 30, 2009, and more than one (1) year after the date you exercise such options.

Note that some of your exchanged options that are incentive stock options may be exchanged for new options that are nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

We Are Exposed to Risks Associated With Worldwide Economic Slowdowns and Related Uncertainties.

We are subject to macro-economic fluctuations in the U.S. and worldwide economy. Concerns about consumer and investor confidence, volatile corporate profits and reduced capital spending, international conflicts, terrorist and military activity, civil unrest and pandemic illness could cause a slowdown in customer orders or cause customer order cancellations. In addition, political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions in the United States and abroad.

Recent macro-economic issues involving the broader financial markets, including the housing and credit system and general liquidity issues in the securities markets, have negatively impacted the economy and may negatively affect our growth. In addition, weak economic conditions and declines in consumer spending and consumption may harm our operating results. Purchases of our products are often discretionary. If the economic climate deteriorates further, customers or potential customers could delay, reduce or forego their purchases of our products and services, which could impact our business in a number of ways, including lower prices for our products and services and reduced or delayed sales. There could be a number of follow-on effects from the current financial crisis on our business, including insolvency of key suppliers resulting in product delays; delays in customer payments of outstanding accounts receivable and/or customer insolvencies; counterparty failures negatively impacting our operations; and increased expense or inability to obtain future financing.

If the negative macro-economic conditions persist, or if the economy enters a prolonged period of decelerating growth, our results of operations may be harmed.

We Rely on Continued Market Acceptance of Our Existing Products and Any Decline in Sales of Our Existing Products Would Adversely Affect Our Business and Results of Operations.

We currently market visible and infrared medical laser systems and delivery devices to the ophthalmology and aesthetics markets. We believe that continued and increased sales, if any, of these medical laser systems is dependent upon a number of factors including the following:

•	acceptance of product performance, features, ease of use, scalability and durability;

•	recommendations and opinions by ophthalmologists, dermatologists, plastic surgeons, other clinicians, and their associated opinion leaders;

•	clinical study outcomes;

•

price of our products and prices of competing products and technologies particularly in light of the current macro-economic, environment, in which the availability of credit is limited and purchasers may delay capital investments or place additional emphasis on price when making their purchase decision;

•	availability of competing products, technologies and alternative treatments; and

•	level of reimbursement for treatments administered with our products.

In addition, we derive a meaningful portion of our sales from recurring revenues including consumable EndoProbe devices and service. Our ability to increase recurring revenues from the sale of consumable EndoProbe devices will depend primarily upon the features of our current products and product innovation, ease of use and prices of our products, including the relationship to prices of competing delivery devices. The level of our service revenues will depend on the quality of service we provide and the responsiveness and the willingness of our customers to request our services rather than purchase competing products or services. Any significant decline in market acceptance of our products or our revenues derived from the sales of laser consoles, delivery devices or services may have a material adverse effect on our business, results of operations and financial condition.

If There is Not Sufficient Demand for the Aesthetics Procedures Performed with Our Products, Practitioner Demand for Our Products Could be Inhibited, Resulting in Unfavorable Operating Results and Reduced Growth Potential.

The global aesthetics market has seen a sharp contraction since 2008 and we have seen reduced demand for our products because most procedures performed using our aesthetics products are elective procedures not reimbursable through government or private health insurance, with the costs borne by the patient. The decision to purchase our aesthetics products may therefore be influenced by a number of factors, including:

•	consumer confidence, which may be impacted by economic and political conditions;

•	the success of our sales and marketing efforts;

•	evolving customer needs;

•	the introduction of new products and technologies;

•	evolving surgical practices;

•	evolving industry standards;

•	the cost of procedures performed using our products; and

•	the cost, safety and effectiveness of alternative treatments, including treatments which are not based upon laser or other light-based technologies and treatments which use pharmaceutical products.

If, as a result of these factors, there is not sufficient demand for the procedures performed with our aesthetics products, practitioner demand for our aesthetics products could be reduced, resulting in unfavorable operating results and lower growth potential.

We Depend on International Sales for a Significant Portion of Our Operating Results.

We derive, and expect to continue to derive, a large portion of our revenues from international sales. For the quarter ended April 4, 2009, our international sales were $4.4 million or 40.7% of total sales. We anticipate that international sales will continue to account for a significant portion of our revenues, particularly ophthalmology, in the foreseeable future. None of our international revenues and costs has been denominated in foreign currencies, other than sales made by our French subsidiary. As a result, an increase in the value of the U.S. dollar relative to foreign currencies makes our products more expensive and thus less competitive in foreign markets. The factors stated above could have a material adverse effect on our business, financial condition or results of operations. Our international operations and sales are subject to a number of other risks and potential costs, including:

•	impact of recessions in global economies and availability of credit;

•	fluctuations in foreign currency exchange rates;

•	performance of our international channel of distributors;

•	longer accounts receivable collection periods;

•	differing local product preferences and product requirements;

•	cultural differences;

•	changes in foreign medical reimbursement and coverage policies and programs;

•	political and economic instability;

•	difficulty in staffing and managing foreign operations;

•	foreign certification requirements, including continued ability to use the “CE” mark in Europe;

•	reduced or limited protections of intellectual property rights in jurisdictions outside the United States;

•	potentially adverse tax consequences; and

•	multiple protectionist, adverse and changing foreign governmental laws and regulations.

Any one or more of these factors stated above could have a material adverse effect on our business, financial condition or results of operations.

As we expand our existing international operations we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenues and profitability.

We Face Strong Competition in Our Markets and Expect the Level of Competition to Grow in the Foreseeable Future.

Competition in the market for devices used for ophthalmic and aesthetics treatment procedures is intense and is expected to increase. Our competitive position depends on a number of factors including product performance, characteristics and functionality, ease of use, scalability, durability and cost. Our principal competitors in ophthalmology are Alcon Inc., Carl Zeiss Meditec AG, Nidek Co. Ltd., Synergetics, Ellex Medical Lasers, Ltd. and Lumenis Ltd. Most of these companies currently offer a competitive, semiconductor-based laser system for ophthalmology. Also within ophthalmology, pharmaceutical alternative treatments for AMD such as Lucentis/Avastin (Genentech), and to a lesser extent Visudyne (Novartis) and Macugen (OSI Pharmaceuticals) compete rigorously with traditional laser procedures.

In aesthetics, our principal competitors are Cutera, Candela Corporation, Palomar Technologies, Inc., Sciton, Lumenis Ltd. and Cynosure. These competitors have more sales representatives supporting broader product lines. Some competitors have substantially greater financial, engineering, product development, manufacturing, marketing and technical resources than we do.

In both markets, some companies also have greater name recognition than we do and long-standing customer relationships. In addition to other companies that manufacture photocoagulators, we compete with pharmaceuticals, other technologies and other surgical techniques. Some medical companies, academic and research institutions, or others, may develop new technologies or therapies that are more effective in treating conditions targeted by us or are less expensive than our current or future products. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

We Have More Indebtedness and Fewer Liquid Resources After the Acquisition of the Aesthetics Business of AMS and Laserscope, Which Adversely Affects Our Cash Flows and Business.

In January 2007, we acquired the aesthetics business and Laserscope assets from American Medical Systems, Inc. In order to complete the Laserscope acquisition, we entered into financing arrangements and used the majority of our liquid resources. Prior to the acquisition, we had no debt outstanding but now we have $5.5 million outstanding against our current line of credit. The increased levels of debt and obligations do among other things:

•	make it more difficult for us to meet our payments and other obligations to other third parties;

•	increase our vulnerability to, and limit our flexibility in planning for, adverse economic and industry conditions;

•	increase our sensitivity to interest rate increases on our indebtedness with variable interest rates;

•

result in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	affect our credit rating;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

•	create competitive disadvantages compared to other companies with less indebtedness; and

•	limit our ability to apply proceeds from an offering or asset sale to purposes other than the repayment of debt.

We Believe There May be a Risk as to Whether Our Current Liquidity and Capital Resources Will be Sufficient to Meet Our Planned Operating Requirements for the Next 12 Months.

The Company has a borrowing agreement with Wells Fargo Bank that provides for an asset-based revolving line of credit of up to $8.0 million secured by a lien on substantially all of the Company’s assets. The amount of money the Company may borrow at any particular time is determined by the amount of eligible accounts receivables and inventory the Company has on hand at that particular time (the Borrowing Base). If at any time the amount outstanding under the credit line exceeds the Borrowing Base the Company will be required to pay the difference between the outstanding amount and the Borrowing Base immediately. With the current crisis in the global economy it is possible that customers will take longer to pay and or default on their payments. Under such circumstances the Borrowing Base may be reduced significantly, which will reduce the Company’s ability to borrow and will have a direct negative impact on the Company’s cash position.

Management is of the opinion that the Company’s current cash and cash equivalents together with its credit facility provides sufficient liquidity to operate for the next 12 months, that the covenants contained in the Company’s credit facility with Wells Fargo Bank are reasonable and management expects to be able to meet these covenants. However if the Company is not able to perform as projected in its operating plan and becomes out of compliance with its debt covenants, Wells Fargo Bank would be entitled to exercise its remedies under the credit facility which include declaring all outstanding obligations thereunder due. For example, in August 2008 the Company was not in compliance with the debt service covenant contained in the credit facility with Wells Fargo Bank; however, the Company has obtained a waiver from the bank. The Company is in compliance with the covenants at July 4, 2009.

Our Future Success Depends on Our Ability to Develop and Successfully Introduce New Products and New Applications.

Our future success is dependent upon, among other factors, our ability to develop, obtain regulatory approval or clearance of, manufacture and market new products. Successful commercialization of new products and new applications will require that we effectively transfer production processes from research and development to manufacturing and effectively coordinate with our suppliers. In addition, we must successfully sell and achieve market acceptance of new products and applications and enhanced versions of existing products. The extent of, and rate at which, market acceptance and penetration are achieved by future products is a function of many variables, which include, among other things, price, safety, efficacy, reliability, marketing and sales efforts, the development of new applications for these products, the availability of third-party reimbursement of procedures using our new products, the existence of competing products and general economic conditions affecting purchasing patterns. Our ability to market and sell new products may also be subject to government regulation, including approval or clearance by the United States Food and Drug Administration, or FDA, and foreign government agencies. Any failure in our ability to successfully develop and introduce new products or enhanced versions of existing products and achieve market acceptance of new products and new applications could have a material adverse effect on our operating results and would cause our net revenues to decline.

While We Devote Significant Resources to Research and Development, Our Research and Development May Not Lead to New Products that Achieve Commercial Success.

The Company’s ability to generate incremental revenue growth will depend, in part, on the successful outcome of research and development activities, including clinical trials that lead to the development of new products and new applications using our products. Our research and development process is expensive, prolonged, and entails considerable uncertainty. Because of the complexities and uncertainties associated with ophthalmic and aesthetics research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required to market such products successfully. The products currently in our development pipeline may not be approved by regulatory entities and may not be commercially successful, and our current and planned products could be surpassed by more effective or advanced products of current or future competitors. Therefore, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

The Clinical Trial Process Required to Obtain Regulatory Approvals is Costly and Uncertain, and Could Result in Delays in New Product Introductions or Even an Inability to Release a Product.

The clinical trials required to obtain regulatory approvals for our products are complex and expensive and their outcomes are uncertain. We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in the commercial sale of a product. We may suffer significant setbacks in clinical trials, even after earlier clinical trials showed promising results. Any of our products may produce undesirable side effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. We, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time if they or we believe the trial participants face unacceptable health risks.

If We Cannot Increase Our Sales Volumes, Reduce Our Costs or Introduce Higher Margin Products to Offset Anticipated Reductions in the Average Unit Price of Our Products, Our Operating Results May Suffer.

The average unit price of our products may decrease in the future in response to changes in product mix, competitive pricing pressures, new product introductions by our competitors or other factors. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or through new product introductions, our net revenues will decline. In addition, to maintain our gross margins we must continue to reduce the manufacturing cost of our products. If we cannot maintain our gross margins our business could be seriously harmed, particularly if the average selling price of our products decreases significantly without a corresponding increase in sales.

We Rely on Patents and Proprietary Rights to Protect our Intellectual Property and Business.

Our success and ability to compete is dependent in part upon our proprietary information. We rely on a combination of patents, trade secrets, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our intellectual property rights. We file patent applications to protect technology, inventions and improvements that are significant to the development of our business. We have been issued sixteen United States patents and five foreign patents on the technologies related to our products and processes. We have approximately six pending patent applications in the United States and six foreign pending patent applications that have been filed. Our patent applications may not be approved. Along with the acquisition of the AMS/Laserscope aesthetic products, we acquired a royalty-free license to eleven of the AMS/Laserscope patents. In addition, we acquired a license to a Palomar patent under which royalties are paid to Palomar based upon a percentage of sales of certain products acquired from AMS/Laserscope. Any patents granted now or in the future may offer only limited protection against potential infringement and development by our competitors of competing products. Moreover, our competitors, many of which have substantial resources and have made substantial investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.

Patents have a limited lifetime and once a patent expires competition may increase. For example our “Connector Patent” used to connect our delivery devices (consumable & durable) to our laser consoles will expire in 2010. Delivery devices which do not utilize our Connector Patent technology are not recognized by our laser consoles. We derive, and expect to continue to derive, a large portion of our recurring revenue and profits from sales of our consumable EndoProbe devices. Expiration of this patent may increase competition from our competitors for our consumable EndoProbe device business and there can be no guarantees that we will maintain our market share of this business.

In addition to patents, we rely on trade secrets and proprietary know-how which we seek to protect, in part, through proprietary information agreements with employees, consultants and other parties. Our proprietary information agreements with our employees and consultants contain industry standard provisions requiring such individuals to assign to us without additional consideration any inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. Proprietary information agreements with employees, consultants and others may be breached, and we may not have adequate remedies for any breach. Also, our trade secrets may become known to or independently developed by competitors.

The laser and medical device industry is characterized by frequent litigation regarding patent and other intellectual property rights. Companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Numerous patents are held by others, including academic institutions and our competitors. Until recently patent applications were maintained in secrecy in the United States until the patents were issued. Patent applications filed in the United States after November 2000 generally will be published eighteen months after the filing date. However, since patent applications continue to be maintained in secrecy for at least some period of time, both within the United States and with regards to international patent applications, we cannot assure you that our technology does not infringe any patents or patent applications held by third parties. We have, from time to time, been notified of, or have otherwise been made aware of, claims that we may be infringing upon patents or other proprietary intellectual property owned by others. If it appears necessary or desirable, we may seek licenses under such patents or proprietary intellectual property. Although patent holders commonly offer such licenses, licenses under such patents or intellectual property may not be offered or the terms of any offered licenses may not be reasonable.

Any claims, with or without merit, and regardless of whether we are successful on the merits, would be time-consuming, result in costly litigation and diversion of technical and management personnel, cause shipment delays or require us to develop non-infringing technology or to enter into royalty or licensing agreements. For example, during fiscal year 2007, the Company settled patent litigations with Synergetics, Inc., which was time-consuming, costly and a diversion of technical and management personnel. An adverse determination in a judicial or administrative proceeding and failure to obtain necessary licenses or develop alternate technologies could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, results of operations and financial condition.

We Rely on Our Direct Sales Force and Network of International Distributors to Sell Our Products and any Failure to Maintain Our Direct Sales Force and Distributor Relationships Could Harm Our Business.

Our ability to sell our products and generate revenues depends upon our direct sales force within the United States and relationships with independent distributors outside the United States. Currently our direct sales force consists of 16 employees and we maintain relationships with approximately 100 independent distributors internationally selling our products into 107 countries. We generally grant our distributors exclusive territories for the sale of our products in specified countries. The amount and timing of resources dedicated by our distributors to the sales of our products is not within our control. Our international sales are entirely dependent on the efforts of these third parties. If any distributor breaches terms of its distribution agreement or fails to generate sales of our products, we may be forced to replace the distributor and our ability to sell our products into that exclusive sales territory would be adversely affected.

We do not have any long-term employment contracts with the members of our direct sales force. We may be unable to replace our direct sales force personnel with individuals of equivalent technical expertise and qualifications, which may limit our revenues and our ability to maintain market share. The loss of the services of these key personnel would harm our business. Similarly, our distributor agreements are generally terminable at will by either party and distributors may terminate their relationships with us, which would affect our international sales and results of operations.

We have Remediated the Material Weakness in Our Internal Controls and Procedures but still have Significant Deficiencies which could Harm Our Operating Results or Cause Us to Fail to Meet Our Regulatory or Reporting Obligations.

In connection with the filing of our Quarterly Report on Form 10-Q for the period ended April 4, 2009, which was filed on May 15, 2009, we evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by that report. Based on that evaluation, management concluded that our disclosure controls and procedures were effective at the reasonable assurance level and that the material weakness in our internal control over financial reporting related to our financial reporting process identified in our Annual Report on Form 10-K for the year ended December 29, 2007 had been remediated. See Item 9A of Part II of the Annual Report on Form 10-K for the year ended January 3, 2009.

During the evaluation we did note several significant deficiencies, which related to our need to: establish additional controls over our accounting close process; improve our controls over demo and loaner inventory; and institute more stringent data backup and recovery procedures. A significant deficiency is a deficiency or a combination of deficiencies in internal control over financial reporting that is less severe than a material weakness yet important enough to merit attention by those responsible for oversight of the company’s financial reporting.

We are taking steps designed to remedy the significant deficiencies noted above. However, if despite our remediation efforts, we fail to remediate the significant deficiencies, we could be subject to regulatory scrutiny and a loss of public confidence in our disclosure controls and procedures. It is also possible that failure to remediate the significant deficiencies discussed above or other matters may result in the Company concluding in future periods that there is a material weakness in our disclosure controls and procedures.

Even if we are to successfully remediate such significant deficiencies, because of inherent limitations, our disclosure controls and procedures may not prevent or detect misstatements or material omissions. Projections or any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

If We Lose Key Personnel or Fail to Integrate Replacement Personnel Successfully, Our Ability to Manage Our Business Could Be Impaired.

Our future success depends upon the continued service of our key management, technical, sales, and other critical personnel. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. Key personnel have left our Company in the past and there likely will be additional departures of key personnel from time to time in the future. The loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of Company initiatives, and the results of our operations. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel. Competition for qualified personnel in our industry and the San Francisco Bay Area, as well as other geographic markets in which we recruit, is intense and characterized by increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates. In addition, the integration of replacement personnel could be time consuming, may cause additional disruptions to our operations, and may be unsuccessful.

If We Fail to Accurately Forecast Demand For Our Product and Component Requirements For the Manufacture of Our Product, We Could Incur Additional Costs or Experience Manufacturing Delays and May Experience Lost Sales or Significant Inventory Carrying Costs.

We use quarterly and annual forecasts based primarily on our anticipated product orders to plan our manufacturing efforts and determine our requirements for components and materials. It is very important that we accurately predict both the demand for our product and the lead times required to obtain the necessary components and materials. Lead times for components vary significantly and depend on numerous factors, including the specific supplier, the size of the order, contract terms and current market demand for such components. If we overestimate the demand for our product, we may have excess inventory, which would increase our costs. If we underestimate demand for our product and consequently, our component and materials requirements, we may have inadequate inventory, which could interrupt our manufacturing, delay delivery of our product to our customers and result in the loss of customer sales. Any of these occurrences would negatively impact our business and operating results.

We Depend on Sole Source or Limited Source Suppliers.

We rely on third parties to manufacture substantially all of the components used in our products, including optics, laser diodes and crystals. We have some long term or volume purchase agreements with our suppliers and currently purchase components on a purchase order basis. Some of our suppliers and manufacturers are sole or limited sources. In addition, some of these suppliers are relatively small private companies that may discontinue their operations at any time. For example, Synergetics Inc. currently is the sole source supplier of the Company’s line of adjustable laser probes under a non-exclusive agreement. There are risks associated with the use of independent manufacturers, including the following:

•	unavailability of, shortages or limitations on the ability to obtain supplies of components in the quantities that we require;

•	delays in delivery or failure of suppliers to deliver critical components on the dates we require;

•	failure of suppliers to manufacture components to our specifications, and potentially reduced quality; and

•	inability to obtain components at acceptable prices.

Our business and operating results may suffer from the lack of alternative sources of supply for critical sole and limited source components. The process of qualifying suppliers is complex, requires extensive testing with our products, and may be lengthy, particularly as new products are introduced. New suppliers would have to be educated in our production processes. In addition, the use of alternate components may require design alterations to our products and additional product testing under FDA and relevant foreign regulatory agency guidelines, which may delay sales and increase product costs. Any failures by our vendors to adequately supply limited and sole source components may impair our ability to offer our existing products, delay the submission of new products for regulatory approval and market introduction, materially harm our business and financial condition and cause our stock price to decline. Establishing our own capabilities to manufacture these components would be expensive and could significantly decrease our profit margins. Our business, results of operations and financial condition would be adversely affected if we are unable to continue to obtain components in the quantity and quality desired and at the prices we have budgeted.

We Face Risks Associated with Our Collaborative and OEM Relationships.

Our collaborators may not pursue further development and commercialization of products resulting from collaborations with us or may not devote sufficient resources to the marketing and sale of such products. We cannot provide assurance that these types of relationships will continue over a longer period. Our reliance on others for clinical development, manufacturing and distribution of our products may result in unforeseen problems. Further, our collaborative partners may develop or pursue alternative technologies either on their own or in collaboration with others. If a collaborator elects to terminate its agreement with us, our ability to develop, introduce, market and sell the product may be significantly impaired and we may be forced to discontinue altogether the product resulting from the collaboration. We may not be able to negotiate alternative collaboration agreements on acceptable terms, if at all. The failure of any current or future collaboration efforts could have a material adverse effect on our ability to introduce new products or applications and therefore could have a material adverse effect on our business, results of operations and financial condition.

We Depend on Collaborative Relationships to Develop, Introduce and Market New Products, Product Enhancements and New Applications.

We depend on both clinical and commercial collaborative relationships. We entered into a Product Supply Agreement with AMS in connection with the acquisition of the aesthetics business of Laserscope, pursuant to which AMS manufactured several of our aesthetics products. With the exception of some service parts, we transitioned the manufacturing for the majority of these products to our facilities during the fourth quarter of 2007. We are party to a Manufacture and Supply Agreement with Synergetics, Inc. pursuant to which Synergetics manufactures the Company’s line of adjustable laser probes on a non-exclusive basis. We have entered into collaborative relationships with academic medical centers and physicians in connection with the research and innovation and clinical testing of our products. Commercially, we currently collaborate with Bausch & Lomb to design and manufacture a solid-state green wavelength (532nm) laser photocoagulator module for Bausch & Lomb, called the Millennium Endolase module. The Millennium Endolase module is designed to be a component of Bausch & Lomb’s ophthalmic surgical suite product offering and is not expected to be sold as a stand-alone product. Sales of the Millennium Endolase module are dependent upon the actual order rate from and shipment rate to Bausch & Lomb, which depends on the efforts of our partner and is beyond our control. We cannot assure you that our relationship with Bausch & Lomb will result in further sales of our Millennium Endolase module. The failure to obtain any additional future clinical or commercial collaborations and the resulting failure or success of such arrangements of any current or future clinical or commercial collaboration relationships could have a material adverse effect on our ability to introduce new products or applications and therefore could have a material adverse effect on our business, results of operations and financial condition.

If We Fail to Maintain Our Relationships With Health Care Providers, Customers May Not Buy Our Products and Our Revenue and Profitability May Decline.

We market our products to numerous health care providers, including physicians, hospitals, ambulatory surgical centers, government affiliated groups and group purchasing organizations. We have developed and strive to maintain close relationships with members of each of these groups who assist in product research and development and advise us on how to satisfy the full range of surgeon and patient needs. We rely on these groups to recommend our products to their patients and to other members of their organizations. The failure of our existing products and any new products we may introduce to retain the support of these various groups could have a material adverse effect on our business, financial condition and results of operations.

We Face Manufacturing Risks.

The manufacture of our infrared and visible laser consoles and the related delivery devices is a highly complex and precise process. We assemble critical subassemblies and substantially all of our final products at our facility in Mountain View, California. We may experience manufacturing difficulties, quality control issues or assembly constraints, particularly with regard to new products that we may introduce. If our sales increase substantially, including increases in the sales of our aesthetics products, we may need to increase our production capacity and may not be able to do so in a timely, effective, or cost efficient manner. We may not be able to manufacture sufficient quantities of our products, which may require that we qualify other manufacturers for our products. Furthermore, we may experience delays, disruptions, capacity constraints or quality control problems in our manufacturing operations and as a result, product shipments to our customers could be delayed, which would negatively impact our net revenues.

Our Operating Results May Fluctuate from Quarter to Quarter and Year to Year.

Our sales and operating results may vary significantly from quarter to quarter and from year to year in the future. Our operating results are affected by a number of factors, many of which are beyond our control. Factors contributing to these fluctuations include the following:

•	general economic uncertainties and political concerns;

•	the timing of the introduction and market acceptance of new products, product enhancements and new applications;

•	changes in demand for our existing line of ophthalmology and aesthetics products;

•

the cost and availability of components and subassemblies, including the willingness and ability of our sole or limited source suppliers to timely deliver components at the times and prices that we have planned;

•	our ability to maintain sales volumes at a level sufficient to cover fixed manufacturing and operating costs;

•	fluctuations in our product mix between ophthalmology and aesthetics products and foreign and domestic sales;

•	our ability to address our liquidity issues should the need occur;

•	the effect of regulatory approvals and changes in domestic and foreign regulatory requirements;

•	introduction of new products, product enhancements and new applications by our competitors, entry of new competitors into our markets, pricing pressures and other competitive factors;

•	our long and highly variable sales cycle;

•	changes in the prices at which we can sell our products;

•	changes in customers’ or potential customers’ budgets as a result of, among other things, reimbursement policies of government programs and private insurers for treatments that use our products; and

•	increased product innovation costs.

In addition to these factors, our quarterly results have been, and are expected to continue to be, affected by seasonal factors. Our European sales during the third quarter is generally lower.

Our expense levels are based, in part, on expected future sales. If sales levels in a particular quarter do not meet expectations, we may be unable to adjust operating expenses quickly enough to compensate for the shortfall of sales, and our results of operations may be adversely affected.

In addition, we have historically made a significant portion of each quarter’s product shipments near the end of the quarter. If that pattern continues, any delays in shipment of products could have a material adverse effect on results of operations for such quarter. Due to these and other factors, we believe that quarter to quarter and year to year comparisons of our past operating results may not be meaningful. You should not rely on our results for any quarter or year as an indication of our future performance. Our operating results in future quarters and years may be below expectations, which would likely cause the price of our common stock to fall.

Our Stock Price Has Been and May Continue to be Volatile and an Investment in Our Common Stock Could Suffer a Decline in Value.

The trading price of our common stock has been subject to wide fluctuations in response to a variety of factors, some of which are beyond our control, including quarterly variations in our operating results, announcements by us or our competitors of new products or of significant clinical achievements, changes in market valuations of other similar companies in our industry and general market conditions. In addition, the trading price of our common stock has been significantly adversely affected by our recent operating performance and by liquidity issues. For the quarter ended July 4, 2009, the trading price of our common stock fluctuated from a high of $2.55 per share to a low of $1.10 per share. There can be no assurance our common stock trading price will not suffer additional declines. From time to time, we meet with investors and potential investors. In addition, we receive attention from securities analysts and present at some analyst meetings. Our common stock may experience an imbalance between supply and demand resulting from low trading volumes. These broad market fluctuations could have a significant impact on the market price of our common stock regardless of our performance.

Inability of Obtaining Credit or Material Increases in Interest Rates May Harm Our Sales.

Some of our products are sold to health care providers in general practice. Many of these health care providers purchase our products with funds they secure through various financing arrangements with third party financial institutions, including credit facilities and short-term loans. If availability of credit becomes more limited, or interest rates increase, these financing arrangements will be harder to obtain or more expensive to our customers, which may decrease demand for our products. Any reduction in the sales of our products would cause our business to suffer.

We Are Subject To Government Regulations Which May Cause Us to Delay or Withdraw the Introduction of New Products or New Applications for Our Products.

The medical devices that we market and manufacture are subject to extensive regulation by the FDA and by foreign and state governments. Under the Federal Food, Drug and Cosmetic Act and the related regulations, the FDA regulates the design, development, clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, the product must undergo rigorous testing and an extensive regulatory review process implemented by the FDA under federal law. Unless otherwise exempt, a device manufacturer must obtain market clearance through either the 510(k) premarket notification process or the lengthier premarket approval application (PMA) process. Depending upon the type, complexity and novelty of the device and the nature of the disease or disorder to be treated, the FDA process can take several years, require extensive clinical testing and result in significant expenditures. Even if regulatory approval is obtained, later discovery of previously unknown safety issues may result in restrictions on the product, including withdrawal of the product from the market. Other countries also have extensive regulations regarding clinical trials and testing prior to new product introductions. Our failure to obtain government approvals or any delays in receipt of such approvals would have a material adverse effect on our business, results of operations and financial condition.

The FDA imposes additional regulations on manufacturers of approved medical devices. We are required to comply with the applicable Quality System regulations and our manufacturing facilities are subject to ongoing periodic inspections by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed as part of the product approval process before being utilized for commercial manufacturing. Noncompliance with the applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, withdrawal of marketing approvals, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device we manufacture or distribute. Any of these actions by the FDA would materially and adversely affect our ability to continue operating our business and the results of our operations.

In addition, we are also subject to varying product standards, packaging requirements, labeling requirements, tariff regulations, duties and tax requirements. As a result of our sales in Europe, we are required to have all products “CE” marked, an international symbol affixed to all products demonstrating compliance with the European Medical Device Directive and all applicable standards. While currently all of our released products are CE marked, continued certification is based on the successful review of our quality system by our European Registrar during their annual audit. Any loss of certification would have a material adverse effect on our business, results of operations and financial condition.

If We Fail to Comply With the FDA’s Quality System Regulation and Laser Performance Standards Our Manufacturing Operations Could Be Halted, and Our Business Would Suffer.

We are currently required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. Because our products involve the use of lasers, our products also are covered by a performance standard for lasers set forth in FDA regulations. The laser performance standard imposes specific record-keeping, reporting, product testing and product labeling requirements. These requirements include affixing warning labels to laser products, as well as incorporating certain safety features in the design of laser products. The FDA enforces the QSR and laser performance standards through periodic unannounced inspections. We have been, and anticipate in the future being, subject to such inspections. Our failure to take satisfactory corrective action in response to an adverse QSR inspection or our failure to comply with applicable laser performance standards could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our products, civil or criminal penalties, or other sanctions, such as those described in the preceding risk factor above, which would cause our sales and business to suffer.

If We Modify One of Our FDA Approved Devices, We May Need to Seek Reapproval, Which, if Not Granted, Would Prevent Us from Selling Our Modified Products or Cause Us to Redesign Our Products.

Any modifications to an FDA-cleared device that would significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. We may not be able to obtain additional 510(k) clearance or premarket approvals for new products or for modifications to, or additional indications for, our existing products in a timely fashion, or at all. Delays in obtaining future clearance would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our revenues and future profitability. We have made modifications to our devices in the past and may make additional modifications in the future that we believe do not or will not require additional clearance or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified devices, which could harm our operating results and require us to redesign our products.

The Requirements of Complying with the Sarbanes-Oxley Act of 2002 Might Strain Our Resources, Which May Adversely Affect Our Business and Financial Condition.

We are subject to a number of requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. We are now required to comply with certain requirements of Section 404 of the Sarbanes-Oxley Act which require management to perform an assessment of internal control over financial reporting. These requirements might place a strain on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, and operating results. In addition, we might need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we might not be able to do so in a timely fashion.

Because We Do Not Require Training for Users of Our Products, and Sell Our Products to Non-physicians, There Exists an Increased Potential for Misuse of Our Products, Which Could Harm Our Reputation and Our Business.

Federal regulations restrict the sale of our products to or on the order of “licensed practitioners.” The definition of “licensed practitioners” varies from state to state. As a result, our products may be purchased or operated by physicians with varying levels of training, and in many states by non-physicians, including nurse practitioners and technicians. Outside the United States, many jurisdictions do not require specific qualifications or training for purchasers or operators of our products. We do not supervise the procedures performed with our products, nor do we require that direct medical supervision occur. We, and our distributors, generally offer but do not require purchasers or operators of our products to attend training sessions. In addition, we sometimes sell our systems to companies that rent our systems to third parties and that provide a technician to perform the procedure. The lack of training and the purchase and use of our products by non-physicians may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Some of Our Laser Systems Are Complex in Design and May Contain Defects That Are Not Detected Until Deployed By Our Customers, Which Could Increase Our Costs and Reduce Our Revenues.

Laser systems are inherently complex in design and require ongoing regular maintenance. The manufacture of our lasers, laser products and systems involves a highly complex and precise process. As a result of the technical complexity of our products, changes in our or our suppliers’ manufacturing processes or the inadvertent use of defective materials by us or our suppliers could result in a material adverse effect on our ability to achieve acceptable manufacturing yields and product reliability. To the extent that we do not achieve such yields or product reliability, our business, operating results, financial condition and customer relationships would be adversely affected. We provide warranties on certain of our product sales, and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires us to make estimates of failure rates and expected costs to repair or replace the products under warranty. We currently establish warranty reserves based on historical warranty costs. If actual return rates and/or repair and replacement costs differ significantly from our estimates, adjustments to recognize additional cost of revenues may be required in future periods.

Our customers may discover defects in our products after the products have been fully deployed and operated under peak stress conditions. In addition, some of our products are combined with products from other vendors, which may contain defects. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to identify and fix defects or other problems, we could experience, among other things:

•	loss of customers;

•	increased costs of product returns and warranty expenses;

•	damage to our brand reputation;

•	failure to attract new customers or achieve market acceptance;

•	diversion of development and engineering resources; and

•	legal actions by our customers.

The occurrence of any one or more of the foregoing factors could seriously harm our business, financial condition and results of operations.

Our Products Could Be Subject to Recalls Even After Receiving FDA Approval or Clearance. A Recall Would Harm Our Reputation and Adversely Affect Our Operating Results.

The FDA and similar governmental authorities in other countries in which we market and sell our products have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated recall, or a voluntary recall by us, could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. A recall could divert management’s attention, cause us to incur significant expenses, harm our reputation with customers and negatively affect our future sales.

If We Fail to Manage Growth Effectively, Our Business Could Be Disrupted Which Could Harm Our Operating Results.

We have experienced and may in the future experience growth in our business, both organically and through the acquisition of businesses and products. We have made and expect to continue to make significant investments to enable our future growth through, among other things, new product innovation and clinical trials for new applications and products. We must also be prepared to expand our work force and to train, motivate and manage additional employees as the need for additional personnel arises. Our personnel, systems, procedures and controls may not be adequate to support our future operations. Any failure to effectively manage future growth could have a material adverse effect on our business, results of operations and financial condition.

If Product Liability Claims are Successfully Asserted Against Us, We may Incur Substantial Liabilities That May Adversely Affect Our Business or Results of Operations.

We may be subject to product liability claims from time to time. Our products are highly complex and some are used to treat extremely delicate eye tissue and skin conditions on and near a patient’s face. We believe we maintain adequate levels of product liability insurance but product liability insurance is expensive and we might not be able to obtain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us, if at all. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

Our Operating Results May be Adversely Affected by Changes in Third Party Coverage and Reimbursement Policies and any Uncertainty Regarding Healthcare Reform Measures.

Our ophthalmology products are typically purchased by doctors, clinics, hospitals and other users, which bill various third-party payers, such as governmental programs and private insurance plans, for the health care services provided to their patients. Third-party payers are increasingly scrutinizing and challenging the coverage of new products and the level of reimbursement for covered products. Doctors, clinics, hospitals and other users of our products may not obtain adequate reimbursement for use of our products from third-party payers. While we believe that the laser procedures using our products have generally been reimbursed, payers may deny coverage and reimbursement for our products if they determine that the device was not reasonable and necessary for the purpose used, was investigational or was not cost-effective.

Changes in government legislation or regulation or in private third-party payers’ policies toward reimbursement for procedures employing our products may prohibit adequate reimbursement. There have been a number of legislative and regulatory proposals to change the healthcare system, reduce the costs of healthcare and change medical reimbursement policies. Doctors, clinics, hospitals and other users of our products may decline to purchase our products to the extent there is uncertainty regarding reimbursement of medical procedures using our products and any healthcare reform measures. Further proposed legislation, regulation and policy changes affecting third party reimbursement are likely. We are unable to predict what legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation may have on us. However, denial of coverage and reimbursement of our products would have a material adverse effect on our business, results of operations and financial condition.

If Our Facilities Were To Experience Catastrophic Loss, Our Operations Would Be Seriously Harmed.

Our facilities could be subject to catastrophic loss such as fire, flood or earthquake. All of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Mountain View, California. Any such loss at any of our facilities could disrupt our operations, delay production, shipments and revenue and result in large expense to repair and replace our facilities.

Our Business is Subject to Environmental Regulations.

Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land the handling, storage and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. Failure to maintain compliance with these regulations could have a material adverse effect on our business or financial condition.

In the future, federal, state or local governments in the United States or foreign countries could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements could have a material adverse effect on our business or financial condition.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are a U.S. employee of IRIDEX as of the date of this offer and you remain a U.S. employee of IRIDEX through the expiration of the offer and the date on which the new options are granted. Our executive officers and members of our board of directors are not eligible employees and therefore may not participate in this offer. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

We have excluded non-U.S. employees from this offer because: (i) we only have a handful of employees that otherwise would be eligible for the offer; (ii) the costs associated with compliance in the various jurisdictions where our non-U.S. employees reside would make the program uneconomic, imperiling our ability to execute the offer; and (iii) we have determined that applicable tax and regulatory concerns make exchanging otherwise eligible options for new option awards less attractive in our non-U.S. jurisdictions. We have determined that including optionees who reside in these jurisdictions in the offer would result in the offer not having the desired compensatory effect.

To receive a grant of new options, you must remain a U.S. employee of IRIDEX through the new option grant date. If you do not remain a U.S. employee of IRIDEX through the new option grant date, you will keep your current eligible options, and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the new option grant date is expected to be August 27, 2009. If you are a U.S. employee, your employment with IRIDEX will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and us). In order to continue to vest in your new options, you must remain an employee or other service provider to IRIDEX or its subsidiaries through each relevant vesting date. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. Options eligible under this offer include (i) options that are outstanding as of the expiration of the offer and were granted under one of the Plans on or after January 1, 2002, but before January 1, 2009, with an exercise price per share equal to or greater than $3.00, and (ii) the Stand-alone options. Stand-alone options are outstanding and unexercised stock options to purchase our common stock that were granted on February 28, 2007, in connection with IRIDEX’s acquisition of the assets of the aesthetics business of Laserscope, at an exercise price of $10.06 per share, whether vested or unvested, that remain outstanding as of the expiration of this offer. If a particular option grant expires after commencement of the offer but before the expiration date, that particular option grant is not eligible for exchange.

To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, the number of shares subject to your eligible options that are vested and exercisable as of July 30, 2009, and the number of shares subject to your eligible options that are unvested as of July 30, 2009.

You may choose which of your eligible options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only certain eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant. For example, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

•	Your first eligible option grant covering the entire remaining portion of 300 shares,

•	Your second eligible option grant covering 1,000 shares,

•	Your third eligible option grant covering 2,000 shares,

•	Two of your three eligible option grants for the amount of shares as described above,

•	All three of your eligible option grants for the amount of shares as described above, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 100 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. Since you are the legal owner of the eligible option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

For purposes of this offer the term “option” generally refers to an option to purchase one (1) or more shares of our common stock.

This offer is not a one-for-one exchange of your eligible options for new options. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of new options determined on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. The number of new options that you receive will depend on the per share exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of new options you will receive in exchange for your exchanged options)
$3.00 to $5.99	1.5 to 1
$6.00 to 8.99	2 to 1
$9.00 to $11.00	4 to 1

Each grant of eligible options surrendered pursuant to the offer will be exchanged for new options for a lesser number of shares equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares rounded down to the nearest whole share.

Example 1

For example, if you are an eligible employee and you exchange an eligible option to purchase 3,000 shares with an exercise price of $5.00 per share using an exchange ratio of 1.5 to 1 on August 27, 2009 (the expected expiration date of the offer), and the closing sales price of our common stock on that date is $2.00, you would receive a new option to purchase 2,000 shares with a purchase price of $2.00. This is equal to 3,000 shares divided by 1.5 (the exchange ratio for an eligible option, in this example, with an exercise price of $5.00 per share).

Example 2

As another example, if you are an eligible employee and you exchange an eligible option to purchase 600 shares with an exercise price of $10.00 per share using an exchange ratio of 4 to 1 on August 27, 2009 (the expected expiration date of the offer), and the closing sales price of our common stock on that date is $2.00, you would receive a new option to purchase 150 shares with a per share exercise price of $2.00. This is equal to 600 shares divided by 4 (the exchange ratio for an eligible option, in this example, with an exercise price of $10.00 per share).

All new options will be subject to the terms of our 2008 Plan, and to a new option agreement entered into between you and IRIDEX. The current form of option agreement for grants made under the 2008 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

The expiration date for this offer will be 5:00 p.m., Pacific Daylight Time, on August 27, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and other service providers.

Like many other companies in the medical device industry, our stock price has experienced significant volatility and decline over the past year due in large part to the continued weak economy and overall weakness in the capital markets. During this time we have taken a number of actions which have resulted in the Company generating positive cash flows, returned the Company to a sound financial footing and made significant strides towards returning to profitability, but our efforts have not had a significant impact on our stock price to date. Further, despite our efforts, as of July 24, 2009, 96% of our employees hold stock options that have exercise prices that are higher than the current market price of our stock. These options are commonly referred to as being “underwater.” As a result, our equity incentive program does not provide the retention or incentive value it is intended to provide. The weighted average exercise price of options held by our non-executive employees was $5.79 as compared to a $2.18 closing price on July 24, 2009, for our common stock. At the same time, the market for key employees remains extremely competitive, notwithstanding the current economy. By making this offer, we intend to provide eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving IRIDEX;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

If you are an eligible employee, you will receive on the commencement of the offer an email from Theodore A. Boutacoff, our President and Chief Executive Officer, dated July 30, 2009, announcing this offer.

Participation in this offer is voluntary. If you choose to participate in the offer, you must do the following on or before 5:00 p.m., Pacific Daylight Time, on August 27, 2009:

1. Properly complete, sign and date the attached Election Form.

2. Deliver the completed, signed and dated Election Form to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, via fax at (650) 940-4710 or via email to Susan Bruce at sbruce@iridex.com with the completed, signed and dated Election Form attached to your email.

We must receive your properly completed, signed and dated Election Form before the expiration date. The expiration date will be 5:00 p.m., Pacific Daylight Time, on August 27, 2009, unless we extend the offer.

Participation in this offer is completely voluntary. If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your eligible options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your eligible options. This schedule will list your outstanding option grants that are eligible options, the grant date of your eligible options, the exercise price of your eligible options, and the number of shares subject to your eligible options that are vested and exercisable as of July 30, 2009, and the number of shares subject to your eligible options that are unvested as of July 30, 2009.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Daylight Time, on August 27, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Daylight Time, on September 24, 2009, you may withdraw your eligible options at any time thereafter up to such time as IRIDEX does accept your properly tendered awards.

You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or less eligible option grants in your election, you must complete and submit a new Election Form before the expiration date by following the procedures described above. This new Election Form must be properly completed, signed and dated after any prior Election Forms you have submitted and must list all eligible option grants you wish to exchange. Any prior Election Form will be disregarded. If you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including Election Forms, is at your risk. Only documents that are complete, signed, dated and actually received via hand delivery, fax or email by IRIDEX by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by email within two (2) U.S. business days of the receipt of your Election

Form if you submitted your Election Form by fax or email. IRIDEX will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, you must confirm that we have received your Election Form.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date (but following expiration of the offer), which we presently expect will be August 27, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered eligible options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between IRIDEX and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this offer, only in accordance with the provisions of this section.

You may change an election you previously made with respect to some or all of your eligible options at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Daylight Time, on August 27, 2009. If we extend the offer, you may withdraw your eligible options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your eligible options by 9:00 p.m., Pacific Daylight Time, on September 24, 2009, you may withdraw your eligible options at any time thereafter up to such time as IRIDEX does accept your properly tendered awards.

To change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this offer, you must deliver a valid Election Form indicating only the eligible options you wish to exchange in the offer or a valid Election Form indicating that you reject the offer with respect to all of your eligible options, while you still have the right to withdraw the eligible options.

To withdraw your election with respect to all of your eligible options, you must do the following before the expiration date:

1. Properly complete, sign and date the attached Election Form. Since the new Election Form will replace any previously submitted Election Forms, make sure that the new Election Form includes all of the eligible options grants with respect to which you want to accept this offer. Alternatively, if you wish to withdraw all of your eligible option grants from participation in the offer, select the appropriate box indicating your withdrawal with respect to all of your eligible option grants.

2. Deliver the completed, signed and dated Election Form to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, via fax at (650) 940-4710, or email at sbruce@iridex.com with the completed, signed and dated Election Form attached to your email.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new Election Form to IRIDEX before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new Election Form must be properly completed, signed and dated after your previously submitted Election Form and must list all eligible options you wish to exchange. Any prior Election Form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding.

The delivery of all documents, including any Election Forms, is at your risk. Only documents that are complete, signed and actually received via hand delivery, fax or email by us by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by email within two (2) U.S. business days of the receipt of your Election Form if you submitted your Election form by fax or email. IRIDEX will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received a confirmation, it is your responsibility to confirm that we have received your Election Form.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be August 27, 2009 (but following the expiration of the offer).

For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that are not validly withdrawn.

We will grant the new options on the new option grant date. We expect the new option grant date to be August 27, 2009 (but following expiration of the offer). The exercise price per share of all new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Market on the new option grant date. We cannot predict the exercise price of the new options. All new options will be granted under our 2008 Plan and will be subject to a new option agreement between you and IRIDEX. As discussed in Sections 9 and 14 of this Offer to Exchange, some of your exchanged options that are incentive stock options may be exchanged for new options that are nonstatutory stock options for U.S. tax purposes.

After the expiration date, you will receive your new option agreement in accordance with the Company’s customary procedures. Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•

A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NASDAQ Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to IRIDEX that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

The IRIDEX common stock that underlies your options is traded on the NASDAQ Global Market under the symbol “IRIX.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 29, 2007	$10.63	$2.34
3rd Quarter	$5.12	$2.45
4th Quarter	$5.25	$2.34
Fiscal Year Ended January 3, 2009	$4.29	$0.82
1st Quarter	$4.15	$1.60
2nd Quarter	$2.68	$1.49
3rd Quarter	$4.29	$1.85
4th Quarter	$3.58	$0.82
Fiscal Year Ending January 2, 2010 (through July 29, 2009)	$2.55	$0.55
1st Quarter	$1.34	$0.55
2nd Quarter	$2.55	$1.15
3rd Quarter (through July 29, 2009)	$2.24	$1.86

On July 29, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Market, was $2.01 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange, subject to the terms and conditions of this offer, upon our acceptance of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional new options will be rounded down to the nearest whole share of common stock on a grant-by-grant basis. If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 663,018 shares), subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 366,180 shares of our common stock, or approximately 4% of the total shares of our common stock outstanding as of July 24, 2009.

General terms of new options.

New options will be granted under our 2008 Plan. All new options will be subject to the terms of the 2008 Plan and to a new option agreement between you and IRIDEX. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange. Your new options will have a different per share exercise price, a new vesting schedule based on the grant date of the applicable exchanged option, and a maximum term to expiration based on the grant date of the applicable exchanged option. In addition, the new options granted in exchange for your eligible options will be granted as nonstatutory stock options, even if your eligible options are classified as incentive stock options for U.S. tax purposes.

The following description summarizes the material terms of the Plans under which eligible options were granted and new options will be granted. Our statements in this Offer to Exchange concerning our 2008 Plan, our 1998 Plan, the Stand-alone options and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans and forms of agreement thereunder, and the form of agreement under which each Stand-alone option was granted. The 2008 Plan and form of option agreement thereunder have been incorporated by reference as exhibits to the Schedule TO with which this offer has been filed and are available on the SEC website at www.sec.gov. Please contact Susan Bruce by phone at (650) 962-8848 extension 3052 or email at sbruce@iridex.com or mail to Susan Bruce at IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043, to receive a copy of the 2008 Plan or 1998 Plan, the relevant forms of option agreement thereunder, and the form of agreement under which your Stand-alone option, if any, was granted. We will promptly furnish you copies of these documents upon request at our expense.

Equity Award Plans and Stand-alone Options.

Our 2008 Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units and other stock or cash awards. The 2008 Plan was adopted by our Board in February 2008, and approved by our stockholders at the Company’s 2008 Annual Meeting of Stockholders. As of July 24, 2009, the maximum number of common shares subject to options currently outstanding under the 2008 Plan was approximately 337,900. As of July 24, 2009, the maximum number of shares available for future issuance under the 2008 Plan was 315,500. Options granted under the 1998 Plan that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the 2008 Plan. The 2008 Plan is administered by our board of directors or a committee designated by our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2008 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Our 1998 Plan permitted the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, and performance units. As of July 24, 2009, the maximum number of common shares subject to options currently outstanding under the 1998 Plan was approximately 1,345,420. The 1998 Plan terminated as of February 23, 2008, and no awards have been granted or will be granted under the 1998 Plan since its expiration. The 1998 Plan will continue to govern the options granted under it.

The Stand-alone options are nonstatutory stock options granted by IRIDEX that are subject to an option agreement between IRIDEX and the option recipient. Stand-alone options were granted on February 28, 2007, in connection with IRIDEX’s acquisition of the assets of the aesthetics business of Laserscope. As of July 24, 2009, the maximum number of common shares subject to Stand-alone options currently outstanding was approximately 60,000.

Exercise price.

The exercise price of an option granted under the Plans generally is determined by the administrator; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. The exercise price per share of new options will be equal to the closing sale price of our common stock as reported on the NASDAQ Global Market on the new option grant date, which is expected to be August 27, 2009. The exercise price of each Stand-alone option is $10.06 per share.

Vesting and Exercisability.

The vesting applicable to an option granted under the Plans generally is determined by the administrator in accordance with the terms of the applicable Plan. The new options granted under this offer will have a vesting schedule based on the grant date of the surrendered options. Subject to your continued service with IRIDEX or its subsidiaries through each relevant vesting date, new options will be scheduled to vest as follows:

•

New options issued in exchange for eligible options that were granted in 2008 will be scheduled to vest as to 1/7th of the shares subject to such new option on the date 6 months following the new option grant date and as to 1/42nd of the shares subject to such new option monthly for the remaining 36 months thereafter.

•

New options issued in exchange for eligible options that were granted in 2007 will be scheduled to vest as to 1/5th of the shares subject to such option on the date 6 months following the new option grant date and as to 1/30th of the shares subject to such new option monthly for the remaining 24 months thereafter.

•

New options issued in exchange for eligible options that were granted in 2006 will be scheduled to vest as to 1/3rd of the shares subject to such option on the date 6 months following the new option grant date and as to 1/18th of the shares subject to such new option monthly for the remaining 12 months thereafter.

•

New options issued in exchange for eligible options that were granted in 2002, 2003, 2004 and 2005 will be scheduled to vest as to all the shares subject to such option on the date 6 months following the new option grant date.

•	Options granted prior to 2002 are not eligible for exchange.

We expect the new option grant date will be August 27, 2009. None of the new options will be vested on the new option grant date. Upon vesting, new options will remain exercisable in accordance with the terms and conditions of the 2008 Plan and the new option agreement under which the new options are granted.

New options that do not vest will be forfeited to IRIDEX at no cost to us. Any vested shares subject to new options at the time the option holder ceases service to us will remain exercisable only in accordance with the terms of the 2008 Plan and new option agreement, under which the new option is granted and will terminate thereafter. Generally, such post termination exercisability period will be 3 months (or 12 months if the termination of employment is due to death or disability).

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares subject to the new option will vest on each vesting date). As a result, subject to your continued service with IRIDEX or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each new option vesting date will be rounded down to the nearest whole number of shares that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

Example 1

For example, assume that an eligible option to purchase 1,200 shares of our common stock with an exercise price of $8.00 per share and a grant date of March 1, 2007, is exchanged pursuant to the offer on August 27, 2009, for a new option to purchase 600 shares (1,200 divided by 2). The new option will be scheduled to vest as follows, subject to your continued service to IRIDEX or its subsidiaries through each relevant date:

Vesting Schedule of New Options
120 shares will be scheduled to vest on February 27, 2010.
20 shares will be scheduled vest on the 27th of each month for the remaining 24 months thereafter.

None of the new options will be vested on the date of grant. New options issued in exchange for eligible options granted in 2007 will be scheduled to vest as to 1/5th of the shares subject to such option on the date 6 months following the new option grant date and as to 1/30th monthly for the remaining 24 months thereafter. In this example, the 600 shares subject to the new option will be scheduled to vest in full as of February 27, 2012, subject to your continued service to IRIDEX or its subsidiaries through each vesting date.

Example 2

As another example, assume that an eligible option to purchase 2,000 shares of our common stock with an exercise price of $4.50 per share and a grant date of June 15, 2002, is exchanged pursuant to the offer on August 27, 2009, for a new option to purchase 1,333 shares (2,000 divided by 1.5, rounded down to the nearest whole share). The new option will be scheduled vest as to all 1,333 shares subject to the new option on February 27, 2010.

None of the new options will be vested on the date of grant. New options issued in exchange for eligible options that were granted in 2002 will be scheduled to vest as to all the shares subject to such option on the date 6 months following the new option grant date.

Vesting on any date is subject to your continued service to IRIDEX or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.

Term to expiration.

New options will be granted on the new option grant date, which currently is expected to be August 27, 2009. New options will have a maximum term to expiration based on the grant date of the eligible options in exchange for which the new options were granted, as follows:

•	New options issued in exchange for eligible options that were granted in 2004 through 2008 will have a maximum term to expiration of 5 years from the new option grant date;

•	New options issued in exchange for eligible options that were granted in 2003 will have a maximum term to expiration of 4 years from the new option grant date; and

•	New options issued in exchange for eligible options that were granted in 2002 will have a maximum term to expiration of 3 years from the new option grant date.

However, no new options will have a maximum term to expiration that is later than the maximum term to expiration of the eligible option in exchange for which such new option is granted. The new options may expire earlier upon the occurrence of certain events as set forth in the relevant new option agreement, including for example, your termination or other service with IRIDEX or its subsidiaries.

Adjustments upon certain events.

Events occurring before the new option grant date. Although we are not anticipating any merger or acquisition of IRIDEX, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options which you tendered for exchange, and your eligible options will be treated in accordance with the equity plan under which they were granted (if any) and your option agreement. Further, if IRIDEX is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new options in exchange for them. If IRIDEX is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of our common stock occurs, appropriate adjustments will be made to the number, class and exercise price of shares subject to each option granted under the 2008 Plan, including any new options and any Stand-alone options. In the event of any stock split, reverse stock split, stock dividend, spin-off, combination or reclassifications of common stock or any other change in, or increase or decrease in the number of issues shares of common stock effected without receipt of consideration by the Company, proportionate adjustments will be made to the number and exercise price of shares subject to each option under the 1998 Plan.

If we liquidate or dissolve, the administrator will notify each option holder as soon as practicable prior to the effective date of such transaction and to the extent not previously exercised, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our Plans as well as the option agreements under which Stand-alone options were granted provide that in the event of a merger or similar transaction (as described in the applicable Plan or Stand-alone option agreement), your option generally will not accelerate vesting, except that if the surviving corporation (or parent or subsidiary of the successor corporation) does not assume your option or your option is not substituted by an equivalent option or right, then vesting will accelerate as to all of the shares of common stock subject to the options. The administrator will notify the option holder that the options are fully vested and exercisable for such period of time as determined by the administrator and the options will terminate upon the expiration of such period.

Transferability of options.

Options generally may not be transferred, other than by will or by the laws of descent and distribution, and only you may exercise your option.

Registration of shares underlying new options.

All of the shares of IRIDEX common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of IRIDEX for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning IRIDEX.

Our principal executive offices are located at 1212 Terra Bella Avenue, Mountain View, CA 94043 and our telephone number is (650) 940-4700. Questions regarding this offer, and requests for additional copies of this Offer to Exchange and/or the other offer documents, should be directed to Susan Bruce by phone at (650) 962-8848 extension 3052, by email at sbruce@iridex.com or by mail at our principal executive office address above. Copies will be furnished promptly at IRIDEX’s expense.

We are a leading worldwide provider of therapeutic based laser systems and delivery devices used to treat eye diseases in ophthalmology and skin conditions in dermatology (also referred to as aesthetics). Our ophthalmology products consist of laser systems, delivery devices and laser probes and are used in the treatment of serious eye diseases, including the three leading causes of irreversible blindness: diabetic retinopathy, glaucoma and age-related macular degeneration (AMD). In addition, our ophthalmology products are often used in vitrectomy procedures (proliferative diabetic retinopathy, macular holes, retinal tears and detachments) which are generally performed in the operating room and require a consumable single use intraocular laser probe (EndoProbe) to deliver the light to the back of the eye. Our laser systems consist of the OcuLight product family which includes the OcuLight TX, the OcuLight Symphony (Laser Delivery System), OcuLight SL, OcuLight SLx, OcuLight GL, and OcuLight GLx laser photocoagulation systems, and the IQ 810 and IQ 577 laser systems. Our Laserscope business includes the Gemini, Venus-i, Lyra-i and Aura-i Laser Systems, as well as the following delivery devices: the VersaStat 10 mm, VersaStat-i, and Dermastat handpieces along with an articulated arm for the Venus-i Laser System. These products focus on the treatment of pigmented and vascular lesions, skin rejuvenation, skin tightening, hair reduction, leg veins, and acne. Our ophthalmic and dermatology laser systems, exclusive of the Laserscope products, consist of small, portable laser consoles and delivery devices.

We generated revenue of $48.5 million with a net loss of $7.4 million during the fiscal year ended January 3, 2009. As of April 4, 2009, we had an accumulated deficit of $26.6 million. Net cash used by operating activities was $0.1 million for fiscal year 2008.

Our principal executive offices are located at 1212 Terra Bella Avenue, Mountain View, CA 94043. Our telephone number is (650) 940-4700. We were incorporated in California in February 1989, and we reincorporated into Delaware in November 1995.

The financial information included in our annual report on Form 10-K for the fiscal year ended January 3, 2009 and our quarterly report on Form 10-Q for the quarter ended April 4, 2009, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $1.38 on April 4, 2009 (calculated using the book value as of $12.1 million, divided by the number of outstanding shares of our common stock as of April 4, 2009).

Our ratio of earnings to fixed charges for our fiscal years ended January 3, 2009 and December 29, 2007 and the three month periods ended April 4, 2009 and March 29, 2008 are set forth in Schedule B. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers and members of our board of directors may not participate in this offer. As of July 24, 2009, our executive officers and directors (9 persons) as a group held options unexercised and outstanding under our Plans and any Stand-alone options to purchase a total of 187,500 of our shares, which represented approximately 10.7% of the shares subject to all options outstanding under our Plans and Stand-alone options as of that date.

The following tables below set forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of July 24, 2009. The percentages in the tables below are based on the total number of outstanding options to purchase shares of our common stock under the Plans, which was 1,743,320 as of July 24, 2009. Our executive officers and members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our 2008 Equity Incentive Plan, 1998 Stock Plan and Stand-alone options	Percentage of Total Outstanding Options Under our 2008 Equity Incentive Plan, 1998 Stock Plan and Stand-alone options
Eduardo Arias	Senior Vice President, International Sales and Business Development	66,000	3.79%
Theodore A. Boutacoff	President, Chief Executive Officer and Director	160,000	9.18%
James L. Donovan	Vice President, Corporate Business Development	27,500	1.58%
Sanford Fitch	Director	20,000	1.15%
Garrett A. Garrettson, Ph.D.	Chairman of the Board of Directors	30,000	1.72%
James B. Hawkins	Director	20,000	1.15%
James Mackaness	Chief Financial Officer	105,000	6.02%
William M. Moore	Director	20,000	1.15%
Timothy S. Powers	Vice President, Operations	95,000	5.45%

As part of their compensation the following board members received their annual option grant of shares on July 1, 2009, in the following amounts: Sanford Fitch 5,000; Garrett A. Garrettson 10,000; James B. Hawkins 5,000; and William Moore 5,000.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plans, or in transactions involving our common stock during the past sixty (60) days before and including the commencement date of this offer.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options granted under the 1998 Plan that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the 2008 Plan. To the extent shares returning to the 2008 Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Stand-alone options that we acquire through the offer will be cancelled and the shares subject to those options will not return to the 2008 Plan or any other equity plan.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the new options have a greater value than the exchanged options they replace. The offer with respect to all eligible options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, IRIDEX will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered eligible options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date we will not grant any new options, and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those option holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each option holder will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer.

New options.

Option holders whose outstanding eligible options are exchanged for new options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The new options will be classified for U.S. tax purposes as nonstatutory stock options regardless of whether the exchanged options were incentive stock options or nonstatutory stock options.

This offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this offer such that it is open for thirty (30) or more calendar days, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (July 30, 2009) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (July 30, 2009) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging eligible options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Daylight Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before expiration of the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after the originally scheduled expiration date, but before the actual expiration date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1. Our annual report on Form 10-K for our fiscal year ended January 3, 2009, filed with the SEC on April 1, 2009;

2. Our quarterly report on Form 10-Q for the quarter ended April 4, 2009, filed with the SEC on May 15, 2009;

3. Our definitive proxy statement on Schedule 14A for our June 17, 2009 annual meeting of stockholders, filed with the SEC on May 4, 2009; and

4. The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 15, 1996, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Susan Bruce by mail to Susan Bruce, IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043, by phone at (650) 962-8848 extension 3052 or by email at sbruce@iridex.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009, is incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements included in our Annual Report on Form 10-K for our fiscal year ended January 3, 2009, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

IRIDEX Corporation

July 30, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF IRIDEX CORPORATION

The directors and executive officers of IRIDEX Corporation are set forth in the following table:

Name	Position and Offices Held
Eduardo Arias	Senior Vice President, International Sales and Business Development
Theodore A. Boutacoff	President, Chief Executive Officer and Director
James L. Donovan	Vice President, Corporate Business Development
Sanford Fitch	Director
Garrett A. Garrettson, Ph.D.	Chairman of the Board of Directors
James B. Hawkins	Director
James Mackaness	Chief Financial Officer
William M. Moore	Director
Timothy S. Powers	Vice President, Operations

The address of each executive officer and director is: c/o IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, California 94043.

The individuals listed above are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL STATEMENTS OF IRIDEX CORPORATION

	Three Months Ended		Year Ended
(in thousands, except per share data)	April 4, 2009	March 29, 2008	January 3, 2009	December 29, 2007
Summary of consolidated statements of operations:
Revenues	$10,736	$11,474	$48,528	$55,532
Gross profit	5,048	4,805	19,679	24,284
Net income (loss)	224	(892)	(7,370)	(22,272)
Net income (loss) per common share—basic and diluted	$0.03	$(0.10)	$(0.84)	$(2.69)

		January 3, 2009	December 29, 2007	December 30, 2006
Summary of consolidated balance sheets:
Total current assets		$25,690	$35,503	$37,866
Total non-current assets		2,535	11,151	2,311
Total current liabilities		16,479	27,844	8,020
Total non-current liabilities		—	—	—
Total stockholders’ equity		11,746	18,810	32,157
Stockholders’ equity (book value)—per share		$1.33	$2.27	$4.17

	Three Months Ended		Year Ended
	April 4, 2009	March 29, 2008	January 3, 2009	December 29, 2007
Ratio of earnings to fixed charges	27.5%	N/A [1]	N/A [1]	N/A [1]

1.	N/A as earnings during the respective periods were negative.

B-1